Exhibit 99.1

BUILDING MATERIALS HOLDING CORPORATION REPORTS

FINAL FIRST QUARTER 2003 RESULTS

SAN FRANCISCO (May 15, 2003) – Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of construction services and products to professional builders and contractors, today announced that its net income for the first quarter of 2003 was $0.6 million, or $0.04 per diluted share, compared to a net loss of $11.0 million, or $0.84 per diluted share, in the first quarter of 2002, which included a charge of $11.6 million, net of tax, or $0.88 per diluted share, as a result of a change in accounting principle, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”  Net income in the first quarter of 2002, excluding the charge for change in accounting principle, was $0.6 million, or $0.05 per diluted share.

First quarter 2003 net income reflects earnings of $0.8 million, pre-tax, from WBC Construction, LLC (“WBC”), the Company’s Florida based joint venture construction services business formed in January. BMHC owns 60% of WBC and accounts for its interest under the equity method.  Net income for the quarter also includes a gain of $0.6 million, pre-tax, from the sale of various assets related to the Company’s consolidation efforts.  Partially offsetting these gains was an operating loss for the quarter at the Company’s KBI Norcal business unit.

“We are pleased with the results generated at WBC in the first quarter and the contribution of this construction services business to BMHC’s bottom line,” said Mr. Robert E. Mellor, Chairman, President and Chief Executive Officer of BMHC.  “Florida remains a healthy homebuilding market and we look forward to the growth of our business serving production builders in this region.

“Overall trends in the homebuilding industry are currently strong and we continue to be confident in our ability to achieve our long-term growth objectives.  We continue to expect to generate full-year 2003 net sales of approximately $1.24 billion and full-year 2003 diluted earnings per share in the range of $1.78 to $1.85.”

As previously announced on April 29, 2003, net sales for the first quarter increased 11.8% to $276.4 million compared to $247.1 million in the first quarter of 2002. Sales of construction services and manufactured building components for the first quarter increased 21.6% to $162.3 million, or 58.7% of total sales, compared to $133.5 million, or 54.0% of total sales in the same period a year ago. The increase in net sales is primarily due to KBI Norcal, which was acquired in July 2002, and was not included in BMHC’s results for the first quarter of last year.  Comparable sales from reporting units that operated in the first quarter of both 2003 and 2002 increased 3.2%.

Also, as previously announced, gross profit was 26.9% of sales for the quarter compared to 28.8% in the first quarter of 2002, and selling, general and administrative (“SG&A”) expense for the quarter was reduced to 26.4% of net sales compared to 27.5% in the first quarter of last year.  The decrease in gross margin was primarily due to the continued development and integration of lumber distribution and truss manufacturing operations at KBI Norcal, as well as rapid sales growth as new contracts for large residential construction projects, which generally carry higher than average costs during their early stages, continued to represent a larger proportion of KBI Norcal’s business compared to BMHC’s established construction services businesses.  SG&A expense was reduced through cost reduction efforts, primarily at the Company’s BMC West operations.

Teleconference and Webcast

BMHC will host a conference call and audio Webcast today at 1:15 p.m. PDT to discuss its final first quarter 2003 results. To access the call, dial (877) 223-0437 domestically or (706) 643-0552 internationally, and provide the Conference ID: 713708.  A Webcast will be simultaneously available through a link on the Company’s Web site located at www.bmhc.com and may also be accessed through PR Newswire at www.videonewswire.com/BMHC.  If you are unable to listen to the Webcast, a replay will be available through May 29, 2003.

About BMHC

Building Materials Holding Corporation invests in the residential construction industry. Through its subsidiaries BMC Construction, Inc., and BMC West Corporation, BMHC is one of the largest contract construction services companies in the U.S. With 137 facilities organized into 59 business units across the Western and Southern states, the Company specializes in providing high-quality building materials, component manufacturing and installation services to professional residential builders and contractors. Keys to BMHC’s growth strategy are increasing construction services to production homebuilders and entry into attractive geographic markets.

Business Risks and Forward-Looking Statements

Certain statements made in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of BMHC, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks or uncertainties may include, but are not limited to changes in costs of materials sold; changes in selling prices; competition within the construction services and building materials industry; changes in economic conditions and interest rates; integration of acquired businesses; increases in costs of raw materials and labor; retention of key management personnel; consumer confidence; household and job formation; government regulation; and general economic, business and competitive factors, all or each of which may cause actual results to differ from the statements made in this press release.  These risks and uncertainties are discussed in detail in Building Materials Holding Corporation’s Form 10-K for the fiscal year ended December 31, 2002. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. BMHC disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release.

CONTACT:

Ellis Goebel

Senior Vice President, Finance

(415) 627-9100

(Tables Follow)

BUILDING MATERIALS HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
Net sales	$276,392	$247,135

Cost of sales	201,961	175,908

Gross profit	74,431	71,227

Selling, general and administrative expense	73,128	68,053

Other (income) expense	(868)	(365)

Income from operations	2,171	3,539

Equity in earnings of an unconsolidated company, net of amortization	759	—

Interest expense	2,053	2,534

Income before income taxes, minority interest and change in accounting principle	877	1,005

Income taxes	376	387

Income before minority interest and change in accounting principle	501	618

Minority interest loss	(85)	—

Income before change in accounting principle	586	618

Change in accounting principle, net of tax	—	(11,650)

Net income/ (loss)	$586	$(11,032)

Income before change in accounting principle per common share:
Basic	$0.04	$0.05
Diluted	$0.04	$0.05

Net income/ (loss) per common share:
Basic	$0.04	$(0.85)
Diluted	$0.04	$(0.84)

Weighted average number of common shares:
Basic	13,199	13,000
Diluted	13,388	13,175

BUILDING MATERIALS HOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(amounts in thousands, except share data)

	March 31, 2003	December 31, 2002
ASSETS
Current assets
Cash	$15,323	$9,217
Receivables, net	131,302	132,757
Inventory	100,544	93,748
Deferred income taxes	6,477	5,302
Prepaid expenses and other current assets	4,471	7,456

Total current assets	258,117	248,480

Property, plant and equipment, net	170,390	178,137
Equity investment in an unconsolidated company	25,047	—
Goodwill	51,036	52,111
Other intangibles, net	12,664	12,950
Deferred loan costs	2,358	2,732
Deferred income taxes	416	529
Other long-term assets	8,357	8,135

Total assets	$528,385	$503,074

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$80,114	$77,988

Total current liabilities	80,114	77,988

Long-term debt	178,833	157,375
Other long-term liabilities	11,999	11,428

Total liabilities	270,946	246,791

Minority interest	4,898	4,983

Shareholders’ equity
Common stock, $0.001 par value, 20,000,000 shares authorized; 13,237,715 and 13,135,562 shares issued and outstanding, respectively	13	13
Additional paid-in capital	114,025	112,709
Retained earnings	138,503	138,578

Total shareholders’ equity	252,541	251,300

Total liabilities, minority interest and shareholders’ equity	$528,385	$503,074